Exhibit 99.1

For immediate release	August 11, 2021

Crown Crafts Reports Fiscal 2022 First Quarter Results

●	Net sales increased 15.5% for the quarter
●	Company’s key subsidiaries continue to deliver strong results
●	Board declares a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the first quarter of fiscal year 2022, which ended June 27, 2021.

“Once again, our entire organization worked together to deliver outstanding results for the first quarter,” said E. Randall Chestnut, Chairman and Chief Executive Officer. “This is a reflection of the ongoing strength of our wholly-owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which continue to offer a wide range of high-quality products and designs that are popular with consumers.”

“Our strong momentum at the end of fiscal 2021 carried into the first quarter of the new fiscal year,” said Olivia Elliott, President and Chief Operating Officer. “While two events – the closure of Carousel Designs and the forgiveness of our loan under the federal government’s Paycheck Protection Program – also impacted our financial results for the quarter, our key businesses remained strong.”

Financial Results

Net income for the first quarter of fiscal 2022 was $2.7 million, or $0.27 per diluted share, on net sales of $18.7 million, compared with net income of $1.2 million, or $0.12 per diluted share, on net sales of $16.2 million for the first quarter of fiscal 2021. Gross profit for the current-year quarter was 24.9% of net sales, down from 31.0% of net sales in the prior-year quarter.

Current-year net income was impacted favorably by a pre- and post-tax $1,985,000 gain on extinguishment of debt related to the forgiveness of the Company’s Paycheck Protection Program Loan (the “PPP Loan”). The current-year quarter also included net sales and a net loss of $631,000 and $802,000, respectively, associated with the Carousel Designs business, which ceased operations in May 2021. The prior-year quarter included net sales and a net loss of $1.5 million and $25,000, respectively, associated with Carousel.

Excluding the impact of the PPP Loan and Carousel from both quarters, current-year net sales, gross margin percentage, net income and diluted earnings per share would have been $18.1 million, 29.3%, $1.5 million and $0.15, respectively, compared to prior-year net sales, gross margin percentage, net income and diluted earnings per share of $14.7 million, 30.2%, $1.2 million and $0.12, respectively.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 1, 2021, to stockholders of record at the close of business on September 10, 2021. “We are pleased that the financial strength of the Company allows us to pay this dividend as part of our long-term commitment to provide value to stockholders,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on November 11, 2021. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10159433.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its two wholly-owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended
	June 27, 2021	June 28, 2020
Net sales	$18,712	$16,205
Gross profit	4,656	5,023
Gross profit percentage	24.9%	31.0%
Income from operations	1,290	1,643
Gain on extinguishment of debt	1,985	-
Income before income tax expense	3,274	1,640
Income tax expense	609	425
Net income	2,665	1,215
Basic and diluted earnings per share	$0.27	$0.12

Weighted Average Shares Outstanding:
Basic	10,004	10,171
Diluted	10,056	10,171

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	June 27, 2021
	(Unaudited)	March 28, 2021
Cash and cash equivalents	$4,702	$613
Accounts receivable, net of allowances	17,470	19,338
Inventories	21,955	20,335
Total current assets	45,084	41,470
Operating lease right of use assets	3,660	4,068
Finite-lived intangible assets - net	3,034	3,163
Goodwill	7,125	7,125
Total assets	$61,277	$58,082

Total current liabilities	14,595	12,946
Operating lease liabilities, noncurrent	2,189	2,641

Shareholders’ equity	43,826	41,865
Total liabilities and shareholders’ equity	$61,277	$58,082